EXHIBIT 10.1

                          AMENDED AND RESTATED
                          EMPLOYMENT AGREEMENT


     This Agreement is entered into on September 12, 1996, by and between

Rheometric Scientific, Inc., a New Jersey corporation ("Company") and

Alan R. Eschbach, a New Jersey resident ("Executive").

                           Background

     A.   Executive is currently the Chief Operating Officer and Senior

Vice President of the Company.

     B.   Executive and the Company are parties to an Employment

Agreement dated May 26, 1992 ("1992 Agreement"), which they now wish to amend and restate.

     C.   Each of the Company and Executive acknowledge that it is to their mutual and respective benefit to enter into this  Amended and

Restated Employment Agreement ("Agreement").

     Now, therefore, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the

Company and Executive hereby agree as follows:

     1.   Employment and Term..

     (a)  The Company hereby agrees to continue to employ Executive and the Executive hereby agrees to continue to serve the Company, subject to and upon the terms and conditions set forth below.

     (b)  Subject to the provisions of Section 6 hereof, the period of the

        Executive's employment by the Company under this Agreement (the "Employment Term") will commence on the date of this

Agreement and will continue through June 30, 1997.  The Employment Term will continue thereafter on a year-to-year basis, unless the Company provides Executive notice (at least 3 months prior to June 30, 1997 or the first anniversary of the continuation then in effect) that the

Company has elected not to continue the Employment Term for the next year.  The last day of the Employment Term, without regard to any early termination pursuant to Section 6, is herein referred to as the

"Expiration Date."

     2.   Executive Position and Duties and Responsibilities.

     During the Employment Term, the Executive will continue to serve as the Chief Operating Officer and Senior Vice President of the Company,

with such management and executive duties and responsibilities as may be assigned to him from time to time by the Company's Board of Directors and the Company's Chief Executive Officer, provided that such duties and responsibilities are consistent with the current duties and

responsibilities of the Executive's positions.

     3.   Compensation and Reimbursement of Expenses.

     During the Employment Term, Executive will receive the following compensation and benefits from the Company:

     (a)  Base Salary.     The Executive will receive an annual base salary,

       payable no less frequently than bi-weekly, at the annual rate of $

       149,100.12, subject to any increase the Board of

Directors may provide in its sole discretion (the "Base Salary").

     (b)  Bonus.  Executive will be entitled to receive incentive compensation based on the performance of the Executive and the Company in accordance with and subject to the terms and conditions of the Management

Incentive Bonus Program of the Company.

     (c)  Reimbursement of Expenses. The Executive will be reimbursed for all reasonable expenses incurred by him in performing services hereunder upon presentation to the Company by the Executive of documentation acceptable to the Company under its standard policies.

     (d)  Benefits. The Executive will be entitled to participate in or receive the benefits he currently receives (as listed on Schedule A) and such other benefits as the Company may generally grant to its executive officers.

     (e)  Vacation and Leave.      The Executive will be entitled to

       four (4) weeks annually of vacation during which his compensation pursuant to this Section 3 will be paid in full, provided that the

       Executive will give reasonable notice to the Chief Executive Officer of the Company of desired vacation periods and no more than two (2) weeks of vacation will be taken within any thirty (30) day period.  Vacation time not taken by the Executive in any given year will not accrue to succeeding years unless the standard policies of the Company provide otherwise. Leaves of absence may be granted by the Board of

Directors in its sole discretion.  The Company shall pay the Executive for past unused vacation time accrued prior to December 31, 1995 at the time of a Change in Control or approval by the president and/or CEO (as defined in Section 12).

     4.   Performance of Duties.

     During the Employment Term the Executive will devote his entire business time and attention to the performance of his duties under this

Agreement and will serve the Company diligently and to the best of his abilities and will not engage in any other business activity without the prior written approval of the Board of Directors, provided that the

Executive may, with the prior approval of the Board of Directors, serve on boards of directors of other corporations or institutions, if such service, in the opinion of the Board of Directors, presents no conflict with the Company.

  5.   Restrictive Covenants.

 (a)  Acknowledgments.    The Executive acknowledges that:

   (i)  His position with the Company requires the performance of services that are special, unique and intellectual in character and he is and will be in a position of confidence and trust with the employees and customers of the Company and its subsidiaries and their joint venture partners,

  through which he has obtained or will obtain, among other things,

  knowledge of such organizations and their customers, in which those organizations have a proprietary interest, and

          (ii) The restrictive covenants set forth in this Agreement are necessary in order to protect such proprietary information and other legitimate business interests of the Company and its subsidiaries and their joint venture partners and that the Company would not have entered into this Agreement unless those restrictive covenants were included, and

          (iii) The business and sales efforts of the Company are

conducted on a worldwide basis and that he has personally supervised or engaged in such business and will continue to do so pursuant and subject to the terms of this Agreement, and

          (iv) The enforcement of the restrictive covenants set forth in this Agreement will not prevent him from maintaining a livelihood.



     (b)  Noncompetition and Nonsolicitation.

          (i)  Mandatory Restrictions during Employment.  Subject to the further provisions of this Section 5, for so long as the Executive is employed pursuant to the terms of this Agreement and without any requirement of further payment therefor, Executive shall not take any of the actions set forth in Section 5(b)(iii) hereof anywhere in the world without the prior express written consent of the Company.

          (ii)      Mandatory Restrictions following term of Employment. (A)

            Subject to the further provisions of this Section 5, in the event of

            Voluntary Termination (as defined
hereinafter) by the Executive or in the event of Company Termination for

Cause (as defined hereinafter) and without any requirement of further payment therefor, Executive shall not take any of the actions set forth in Section 5(b)(iii)(A)or  5(b)(iii)(B)(I)hereof anywhere in the world for one (1) year following termination of employment hereunder and

Executive shall not take any of the actions set forth in Section

5(b)(iii)(B)(II) or Section 5(b)(iii)(B)(III) hereof anywhere in the world for two(2) years following termination of employment hereunder.

          (B)   Subject to the further provisions of this Section 5, in

the event of an Involuntary Termination by Executive (as defined hereinafter); Company Termination Without Cause (as defined hereinafter);

or Termination Upon Disability (as defined hereinafter), the Executive shall not, without the prior written consent of the Company take any of the actions set forth in Section 5(b)(iii)(A)or 5(b)(iii)(B)(I) within the "Restricted Period" (as defined below)and shall not take any of the actions set forth in Section 5(b)(iii)(B)(II) or Section

5(b)(iii)(B)(III)for a period of two (2) years following the termination of employment hereunder anywhere in the world.  For purposes of this

Agreement "Restricted Period" means the period of time in which Executive is entitled to receive payments and benefits under Section 7(a), 7(b) or

7(c), as the case may be, notwithstanding any reduction or elimination of those payments and benefits pursuant to the second sentence of Section

7(d).

          (iii)     Prohibited Actions. To the extent that this Section

5(b)(iii) is expressly made applicable by other provisions of this

Agreement, the Executive shall not:

               (A)  directly or indirectly (whether for compensation or

otherwise), alone or as an agent, principal, partner, officer, employee,

trustee, director, shareholder, consultant or in any other capacity, own,

manage, operate, control, or participate in the ownership, management,

operation or control of any business which competes with the business of the Company or its subsidiaries or their joint venture partners as it may be conducted at the time of termination of employment provided, however that nothing in this Section 5(b)(iii)(A) will prohibit the Executive from acquiring or holding not greater than one percent of any class of publicly traded securities of any business; or

               (B)  directly or indirectly (I) approach or solicit for

business or otherwise deal with any customer of the Company or its subsidiaries or their joint venture partners other than on behalf of the

Company, (II) approach or attempt to induce any employee of the Company or its subsidiaries or their joint venture partners to leave the employ of the Company or its subsidiaries or their joint venture partners, (III)

employ any person who is an employee of the Company or its subsidiaries or their joint venture partners on the date of, or within the six months preceding, the termination of the employment of

Executive, or (IV) aid or counsel any other person to undertake any action listed in (I),(II) or (III) above.



For the purposes of this Section 5, "customer" means any customer of the

Company during the last two years of the Executive's employment with the

Company or any prospective customer to whom the Company made a presentation (or similar offering of services) during the last year of

Executive's employment with the Company.

     (c)  Confidentiality.    Executive shall comply with the terms of a

certain agreement containing (a) restrictions of confidential information and (b) inventions and discoveries by executive (among other provisions)

(the "Confidentiality Agreement") as attached hereto as Exhibit A.

     (d)  The parties hereby agree that the restrictions contained in this Section 5 and the Confidentiality Agreement are reasonable in scope and duration.  However, in the event a court of competent jurisdiction determines finally that the duration or scope of any provision of this

Section 5 and the Confidentiality Agreement is unreasonable or unenforceable in part, then this Section 5 and the Confidentiality

Agreement will be deemed to be amended so as to contain such provisions as the court will deem reasonable and enforceable.

     (e)  Notwithstanding any provision to the contrary in Section 5 (b),

the restrictions contained in subsections (A) and (B) of Section

5(b)(iii) will continue for any period in excess of the applicable period following termination of employment in which

Executive continues to receive compensation under Section 7 of this

Agreement.

     6.   Termination of Employment.  Subject to the further provisions of this Agreement, the Company and Executive may terminate the employment of Executive under this Agreement prior to the Expiration Date as follows:

     (a)  Voluntary Termination by the Executive. The Executive may

terminate his employment under this Agreement at any time (a "Voluntary

Termination by Executive").

     (b)  Involuntary Termination by Executive.     The Executive may

terminate his employment under this Agreement at any time for good reason.  "Good reason" means (i) the assignment to the Executive of any duties inconsistent with his present duties and responsibilities or any reduction or elimination of those duties or responsibilities as Chief

Operating Officer and Senior Vice President, (ii) the withdrawal by the

Company of the title of Chief Operating Officer and Senior Vice President from the Executive without his consent; (iii) the Company's requirement that the Executive maintain his principal  office or conduct his principal activities (other than business trips) from anywhere other than the present principal executive offices of the Company in Piscataway, New

Jersey; (iv) the failure by the Company to obtain the assumption and agreement to perform this Agreement on the terms described in Section 12;

or (v) the breach by the

Company of any material obligation of the Company under this Agreement,

provided that any breach of a payment obligation to the Executive under this Agreement will constitute "good reason" only if the breach is not cured within five days of notice by Executive.

     (c)  Termination Without Cause.    The Company may, at any time,

terminate the Executive's employment under this Agreement without cause

(a "Company Termination Without Cause").

     (d)  Termination for Cause.     Notwithstanding anything to the

contrary contained in this Agreement, the Company may terminate the

Executive's employment under this Agreement at any time for cause (a

"Company Termination for Cause").  As used herein, the term "for cause"

means (1) the Executive's conviction for a felony under the laws of the

United States or any state or political subdivision, (2) misappropriation by the Executive of company funds or other misconduct materially injurious to the Company, (3) breach of the Executive's fiduciary duty to the Company involving personal profit or (4) material breach of this

Agreement by the Executive.

     (e)  Termination Upon Death or Disability of the Executive. In the

event that the Executive dies, his employment hereunder will be deemed terminated without further action ("Termination Upon Death").  In the event that the Executive is declared incompetent by a court of appropriate jurisdiction, or is unable to perform his duties hereunder for a continuous period
exceeding six (6) months by reason of illness or disability, then, upon at least thirty (30) days' advance notice following the event giving rise to the power to terminate hereunder, the Company may terminate the

Executive's employment under this Agreement ("Termination Upon

Disability").  Executive agrees to take such reasonable actions

(including providing full and accurate information requested by insurers)

as may be necessary to allow the Company to obtain and maintain, for its own benefit, life and disability insurance covering the Executive.

     (f)  Notice of Termination.   Except for a Termination Upon Death,

any purported termination of employment under Sections 6(a) through 6(e)

of this Agreement will be communicated by a written notice of termination from the party exercising its right to terminate ("Notifying Party") to the other party ("Responding Party").  For the purposes of this

Agreement, a "Notice of Termination" will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances then known to the Notifying

Party which are claimed to provide a basis for termination under the provision so indicated, provided, however, that no recitation of facts and circumstances will be required in respect to a Company Termination

Without Cause or a Voluntary Termination by Executive.

     7.   Payments and Benefits Following Termination Pursuant to Section

6.

     (a) Before a Change in Control.  Following a Company Termination

Without Cause, an Involuntary Termination by Executive, a Termination for

Death or a Termination for Disability, to the extent such a termination occurs before a Change in Control (as defined in Section 12 hereof), the

Executive (or his personal representative) will receive until the

Expiration Date:

          (i)  One hundred percent of the salary set forth in Section

3(a) as the same may have been increased from time to time, payment of which will be at the time provided for in this Agreement as if the

Executive's employment under this Agreement had not terminated, minus, in the event of a Termination for Disability, the amount of any disability benefits provided for the Executive under any sickness, retirement or other benefit plans provided by the Company,

          (ii) Health (as to the Executive and his dependents who are covered as of the termination), life and disability insurance coverage substantially comparable to those furnished to the Executive by the

Company immediately prior to the termination of employment hereunder,

          (iii) the full amount of reimbursement of expenses incurred through the date of termination of employment in accordance with Section

3(d), and

          (iv) the full amount which would have been due under any bonus or profit-sharing plan, or similar arrangement, under which the Executive was eligible prior to termination for the full fiscal year (or other applicable period) during which the termination occurred,

subject to a prorated reduction in the event of a Section 6(e)

Termination for the period of time in such fiscal year (or other applicable period) following the termination.

     (b)  Within Three Months Following a Change in Control.  Following a

Company Termination Without Cause, a Voluntary Termination by Executive,

Involuntary Termination by Executive, a Termination for Death or a

Termination for Disability, to the extent such a termination occurs on a

Change in Control (as defined in Section 12 hereof) or within the three months following such Change in Control, the Executive (or his personal representative) will receive the salary, payments and benefits described in Section 7(a) above until the first annual anniversary of the termination.

     (c)  Following the Three Month Anniversary of a Change in Control.

Following a Company Termination Without Cause, an Involuntary Termination

by Executive, a Termination for Death or a Termination for Disability, to

the extent such a termination occurs on or after the three month anniversary of a Change in Control (as defined in Section 12 hereof), the

Executive (or his personal representative) will receive the salary,

payments and benefits described in Section 7(a) above until the later of the sixth month anniversary of the termination or the Expiration

Date.

     (d)  In the event of a Company Termination Without Cause, an

Involuntary Termination by Executive, or a Voluntary Termination by

Executive under Section 7(b), the above payments and benefits will constitute the sole damages to which Executive will be entitled as a result of such termination.  Executive will not be required to mitigate his damages under this Agreement by seeking employment or otherwise;

provided, however, that in the event the Executive does provide personal services to a third party in exchange for compensation or benefits, or both, the payments and benefits hereunder, to the extent they have not yet been paid or received, will be appropriately reduced to reflect the compensation and benefits that result to Executive from such other employment.  In addition, in the event Executive is paid under Section

7(b) following a Voluntary Termination by Executive or if an Involuntary

Termination by Executive occurs for the reason described in (iii) of

Section 6(b), the Executive will provide from time to time though the

Expiration Date and at the request of the Company, notwithstanding such termination, part-time (i.e., no more than 10 hours per week)

consultation and advice on such executive and technical matters as are consistent with the Executive's background at mutually convenient times and places without interference with the Executive's ability to perform employment elsewhere and he shall be reimbursed for reasonable expenses in accordance with this  Agreement.

     (e)  The Executive will have no right to receive compensation or any other benefits for any period after a Company Termination for Cause or a

Voluntary Termination by Executive (except as provided in Section 7(b)

above), other than the reimbursement or expenses pursuant to Section 3(c)

incurred through the date of termination or as required by law.

     8.   Reserved.

     9.   Survival. This Agreement (except for Sections 1, 2, 3, and 4)

will remain in full force and effect notwithstanding any termination of

Executive's employment prior to the Expiration Date.  This Agreement

(except for Sections 1, 2, 4 and 3 (other than in respect to compensation and expense reimbursements earned but not paid)) will remain in full force and effect notwithstanding the termination of Executive's employment under this Agreement on the Expiration Date.  Nothing in this

Agreement will be construed (i) to provide the Executive any continued

right to employment with the Company or its affiliates following the

Employment Term or (ii) to provide the Company or its affiliates any continued right to employ the Executive following the Employment Term.

     10.  Withholding of Taxes.    The Company may withhold from any

payments under this Agreement all applicable taxes, as will be required pursuant to any law or governmental regulation or ruling.

     11. Prior Agreements.This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof.  This Agreement amends and restates the 1992

Agreement and supersedes all other prior agreements and understandings with respect to such subject matter between and among the Company and the

Executive.

     12.  Consolidation or Merger, Change in Control.  Nothing in this

Agreement will preclude the Company from consolidating or merging into or with, or transferring all or substantially all of the Company's assets to

(any of the foregoing, a "Purchase Transaction")any person or entity

("Purchaser"). In the event such person or entity assumes all obligations of the Company hereunder by written agreement reasonably acceptable to the Executive, then upon the closing of the Purchase Transaction the terms "Company" will refer to the Purchaser and this Agreement will continue in full force and effect. For purposes of this Agreement,

"Change in Control" means:

     (a)  any event by which (i) an "Acquiring Person"(as defined below)has become such, or (ii) "Continuing Directors (as defined below)

cease to comprise a majority of the members of the board of directors of the Company (the "Board").  For purposes of this definition an "Acquiring

Person" means any person or group (as defined in Section 13(d)(3) of the

Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder as in effect on the date of this

Agreement (the "Exchange Act")) who or which, together with all affiliates and
associates (as defined in Rule 12b-2 under the Exchange Act) becomes the beneficial owner of shares of the Company having 50% or more of the total number of votes that may be cast for the election of directors of the

Company; and "Continuing Director" means any member of the Board, while such person is a member of the Board, who is not an Acquiring Person, or an affiliate or associate of an Acquiring Person or a representative of an Acquiring Person or of any such affiliate or associate and who (i) was a member of the Board prior to the date of this Agreement, or (ii)

subsequently becomes a member of such Board and whose nomination for election or election to the Board is recommended or approved by resolution of a majority of the Continuing Directors or who is included as a nominee in a proxy statement of the Company distributed when a majority of the Board consists of Continuing Directors, or

     (b) The consolidation or merger of the Company with, or the transfer of all or substantially all of the Company's assets to, any person or entity not controlled by the Company or by an affiliate or affiliates of the Company (as defined in Rule 12b-2 under the Exchange Act).

     13.  Arbitration; Availability of Equitable Relief.

     (a)  Except as provided in subsection (b) of this Section, any dispute, controversy or claim arising under or in connection with this

Agreement will be settled by arbitration in the City of Newark, State of

New Jersey, conducted in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered in such arbitration may be entered in any court of competent jurisdiction.  The hearing or any such claim, controversy or dispute will be heard with 60 days of written notice of the same, and such hearing will not exceed five business days.  Each party will pay its own expenses.

     (b)  Executive acknowledges that the remedy at law for any breach or threatened breach of Section 5 of this Agreement will be inadequate, and that the Company will, in addition to all other available remedies, be entitled to injunctive relief restraining the Executive from such breach without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law.

     14.  General Provision.

     (a)  Non-Assignability.  In the event of the Executive's death, this

Agreement and the Executive's rights hereunder will inure to the benefit of his personal representatives and heirs.  Except as set forth in the preceding sentence and in Section 12, neither this Agreement nor any right or interest hereunder will be assignable by the Company or the

Executive.

     (b)  No Attachment. Except as otherwise required by law, including the laws of descent and distribution, no right to receive payments under this Agreement will be subject to anticipation, commutation, alienation,

sale, assignment, encumbrance, charge, pledge or hypothecation or to execution,
attachment, levy or similar process or assignment by operation of law,

and any attempt, voluntary or involuntary, to effect any such action will be null, void and of no effect.

     15.  Amendment.     No amendment or modification of this Agreement

will be deemed effective unless executed in writing by the parties hereto, and approved by the Board of Directors of the Company.

     16.  Severability.  If for any reason any provision of this

Agreement will be held invalid, such invalidity will not affect any other provision of this Agreement not held so invalid, and all other such provisions will to the full extent consistent with law continue in full force and effect.  If any such provision will be held invalid in part,

such invalidity will in no way affect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, will likewise to the full extent consistent with law continue in full force and effect.

     17.  Headings. The headings are included solely for convenience of reference and will not control the meaning or interpretation of any of the provisions of this Agreement.

     18.  Governing Law. This Agreement has been executed and delivered in the State of New Jersey and its validity, interpretation, performance and enforcement will be governed by and construed in accordance with the laws thereof applicable to contracts executed and to be wholly performed in the State of New

Jersey.

     19.  Consent to Jurisdiction. The Executive hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of New

Jersey and of any federal courts located within the State of New Jersey for all purposes in connection with any action or proceeding which arises out of or relates to this Agreement and agrees that service of summons,

complaint or process in connection therewith may be made as set forth in this Agreement with respect to giving notices and that service so made will be as effective as if personally made.

     20.  Notices.  All notices, requests, demands and other

communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid, to the following addresses or to such other address as any party hereto may designated by like notice:



     A.   If to Executive, to:

     Alan R. Eschbach
     31 Stonebridge Road
     Hampton, NJ 08827


     B.   With a copy to:

     _________________________________
     _________________________________
     _________________________________


     C.   If to the Company, to:

     Rheometric Scientific, Inc.
     One Possumtown Road
     Piscataway    NJ 08854

     D.   With copies to:

     Thomas Lyons, Esquire
     Crummy Del Deo Dolan Griffinger
          & Vecchione
     1 Riverfront Plaza
     Newark     NJ 07102

          and

     R. Michael Hendricks, President
     Axess Corporation
     100 Interchange Blvd.
     Newark   DE 19711


and to such other or additional person or persons (but no more than two persons) as either party will have designated to the other party in writing by like notice.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officers, and the Executive has signed this Agreement, all as of the day and year first above written.


                              RHEOMETRIC SCIENTIFIC, INC.

                              By: /s/ R. E. Davis
                              ____________________
                              Title:     CEO


                              EXECUTIVE

WITNESS:

/s/ Charlene A. Federowicz          /s/ Alan R. Eschbach
__________________________       _____________________
                                 Alan R. Eschbach

                               Schedule A

                            Current Benefits



1.   Medical and dental insurance as per the company's overall plan.

2.   Reimbursement of medical and dental expenses in excess of the company plan for officers and their dependents in an amount not to exceed

$10,000,00 per year.

3.   Company vacation policy with option to take pay in lieu of vacation days, as limited by policy.

4.   Provided company car or appropriate car allowance as per present company policy.

5.   Long term disability policy.

     Life insurance as per company policy.

     Accidental death and business travel coverage as per Company provided plan.

     Company provided plan

6.   401(k) as per the Company ERISA qualified plan.

7.   Stock option plan or equivalent.

8.   Membership in one health club.

9.   Severance: Greater of contract amount or company policy

                           EXHIBIT A

                   CONFIDENTIALITY AGREEMENT

TO:  Rheometric Scientific, Inc.
     Piscataway, New Jersey

RE:  Employee Confidential and Proprietary Information Agreement

     In consideration of my employment with Rheometric Scientific, Inc. ("Company") and of the salary or wages paid for my services in the course of such employment, I agree as follows:

(A) to communicate to the Company promptly and fully and to assign to the Company all inventions or significant technical or business innovations developed or conceived solely by me or jointly with others from the time of entering the Company's employ until any termination of my employment, (1) which are along the lines of the business, work or investigations of the Company, of (2) which result from or are suggested by any work which I may do for or on behalf of the Company;

(B) to execute all necessary papers and otherwise to assist the Company during and subsequent to such employment in every proper way (entirely at its expense) to obtain for its own benefit patents, copyrights or other legal protection for such inventions, or for publications pertaining to them, in any and all countries, said inventions and innovations to be the exclusive property of the Company, whether or not patented or copyrighted;

(C) to make and maintain adequate and current written records of all such inventions or innovations, in the form of notes, sketches, drawings, or reports relating thereto, which records shall be and remain the property of and available to the Company at all times;

(D) upon any termination of my employment, promptly to deliver to the Company, all drawings, blueprints, manuals, letters, notes, notebooks, reports, models and other materials (including all copies) which are of a secret or confidential nature relating to the business of the Company, and which are in my possession or under my control;

(E) except as the Company may otherwise consent in writing, not to publish or otherwise disclose (except as my Company duties may require) either during or subsequent to my employment, any information, knowledge, or data of the Company or its customers which I may reveive or develop during the course of my employment relating to inventions, discoveries, formulas, processes, machines, manufactures, compositions, computer programs, accounting methods, information systems or business or financial plans or reports, or relating to other matters which are of a secret or confidential nature;
(F) to notify the Company in writing before I make any disclosure or perform or cause to be performed any work for or on behalf of the Company which appears to threaten conflict with (1) rights I claim in any invention or idea (a) conceived by me or others prior to my employment of
(b) otherwise outside the scope of this agreement, or (2) rights of others arising out of obligations incurred by me (d) prior to this agreement or (b) otherwise outside the scope of this agreement. In the event of my failure to give notice under the circumstances specified in
(1) of the foregoing, the Company may assume that no such conflicting invention or idea exists, and I agree that I will make no claim against the Company with respect to the use of any such invention or idea in any work or the product of any work which I perform or cause to be performed for or on behalf of the Company.

     Discharge of my undertakings in this agreement shall be an obligation of my executors, administrators, or other legal representatives of assigns.

     This agreement may not on behalf of or in respect to the Company be changed or modified or released, discharged, abandoned, or otherwise terminated, in while or in part, except by an instrument in writing signed by an officer or other authorized executive of the Company.

     I represent that except as stated on the reverse side of this agreement, I have no agreements with or obligations to others in conflict with the foregoing.

     Discharge of my undertakings to the Company in this agreement shall apply with equal vigor to any present or future subsidiaries or affiliates of the Company and to any successor(s) interest to the business and/or assets of the Company by way of acquisition, merger, consolidation or liquidation at any time in the future and shall be enforceable by any of the foregoing entities. I recognize that the remedies provided to Rheometrics, Inc. (and to any other entities in whose favor this agreement shall run) are inadequate at law and this undertaking on my part shall be enforceable to the extent of all forms of equitable relief permitted by the laws of the State of New Jersey or any other jurisdiction in which this agreement may become enforceable.


(Signed) /s/ Alan R. Eschbach
        ______________________
          Alan R. Eschbach


(Date)  9/12/96
     ________________________



WITNESS: /s/ Charlene A. Federowicz
       ___________________________





 /s/ R. E. Davis
_____________________________________
President, Rheometric Scientific, Inc.